Exhibit 8.3.3

AMENDMENT TO
FUND PARTICIPATION AGREEMENT

The Fund Participation Agreement dated as of May 13, 1997, as amended January 1, 1999, May 1, 2001, and June 3, 2002 (the "Agreement"), between American Fidelity Assurance Company, and each of Dreyfus Variable Investment Fund, Dreyfus Investment Portfolios, Dreyfus Stock Index Fund, Inc. (formerly known as "The Dreyfus Life and Annuity Index Fund, Inc. [d/b/a Dreyfus Stock Index Fund]"), and The Dreyfus Socially Responsible Growth Fund, Inc. (the "Participating Funds") is hereby amended, as follows:

1.	Exhibit A to the Agreement is hereby deleted, and replaced with the Exhibit A attached hereto.

IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized officer of each of the undersigned as of this 1st day of November, 2010.

AMERICAN FIDELITY ASSURANCE COMPANY		DREYFUS VARIABLE INVESTMENT FUND

By:	/s/ David R. Carpenter	By:	/s/ Bradley Skapyak

Name:	David R. Carpenter	Name:	Bradley Skapyak

Title:	President	Title:	President

Date:	January 28, 2011	Date	2/4/11

DREYFUS INVESTMENT PORTFOLIOS		DREYFUS STOCK INDEX FUND, INC.

By:	/s/ Bradley Skapyak	By:	/s/ Bradley Skapyak

Name:	Bradley Skapyak	Name:	Bradley Skapyak

Title:	President	Title:	President

Date:	2/4/11	Date:	2/4/11

THE DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND, INC.

By:	/s/ Bradley Skapyak

Name:	Bradley Skapyak

Title:	President

Date:	2/4/11

EXHIBIT A

LIST OF PARTICIPATING FUNDS

Fund Code	Fund Name	Share Class

152	Dreyfus Variable Investment Fund - International Value Portfolio	Initial Shares
175	Dreyfus Investment Portfolios - Technology Growth Portfolio	Initial Shares
111	The Dreyfus Socially Responsible Growth Fund, Inc.	Initial Shares
763	Dreyfus Stock Index Fund, Inc.	Initial Shares